September 2007	Pricing Sheet dated September 21, 2007 relating to
Preliminary Pricing Supplement No. 372 dated August 27, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Currencies
Buffered Currency-Linked Securities due March 31, 2009
Based on the Performance of a Basket of Currencies Relative to the U.S. Dollar
Australian dollar + British pound + Canadian dollar + Eurozone euro + New Zealand dollar + Norwegian krone
PRICING TERMS – SEPTEMBER 21, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 (see “Commissions and issue price” below)
Stated principal amount:	$1,000
Aggregate principal amount:	$3,277,000
Pricing date:	September 21, 2007
Original issue date:	September 28, 2007 (5 business days after the pricing date)
Maturity date:	March 31, 2009
Principal protection:	50%
Interest:	None
Basket:	Basket currencies		Weighting Initial Exchange Rate
	Australian dollar (“AUD”)		16.6667%	0.86515
	British pound (“GBP”)		16.6667%	2.02055
	Canadian dollar (“CAD”)		16.6667%	1.00015
	Eurozone euro (“EUR”)		16.6667%	1.40935
	New Zealand dollar (“NZD”)		16.6667%	0.74365
	Norwegian krone (“NOK”)		16.6667%	5.52870
Payment at maturity:
¡  If the basket strengthens relative to the U.S. dollar, so that the basket performance is greater than 0%:      $1,000 + leveraged upside payment
There will be no maximum payment at maturity on the securities
¡  If the basket remains unchanged or weakens relative to the U.S. dollar by less than the 10% buffer amount:     $1,000
¡  If the basket weakens against the U.S. dollar by more than the 10% buffer amount:
[$1,000 x (1 + the basket performance)] + $100
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $500.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Minimum payment at maturity:	$500 per security
Basket performance:	Sum of the weighted performance values of each of the basket currencies
Currency performance values:	AUD / GBP / EUR / NZD: [(final exchange rate / initial exchange rate) - 1] x weighting CAD / NOK: [(initial exchange rate / final exchange rate) - 1] x weighting
Leverage factor:	180%
Final exchange rate:	For each basket currency, the exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into U.S. dollars as determined by reference to the applicable Reuters page described herein.  The exchange rates for AUD, GBP, EUR and NZD are expressed as the number of U.S. dollars per unit of the applicable basket currency, and the exchange rates for CAD and NOK are expressed as the number of units of the applicable basket currency per U.S. dollar.

Valuation date:	March 20, 2009
CUSIP:	617446T25
Listing:	The securities will not be listed on any exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$1,000	$15	$985
	Total	$3,277,000	$49,155	$3,227,845
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $995.00 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 372 dated August 27, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837